Exhibit 10.6

FORM OF
EMPLOYEE MATTERS AGREEMENT
BY AND BETWEEN
SIMON PROPERTY GROUP, INC.
SIMON PROPERTY GROUP, L.P.
WASHINGTON PRIME GROUP INC.
AND
WASHINGTON PRIME GROUP, L.P.

DATED AS OF       , 2014

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (the “Agreement”), dated as of       , 2014, is by and among SIMON PROPERTY GROUP, INC., a Delaware corporation (“SPG”), SIMON PROPERTY GROUP, L.P., a Delaware limited partnership (“SPG L.P.”), WASHINGTON PRIME GROUP INC., an Indiana corporation (“WPG”) and WASHINGTON PRIME GROUP, L.P., an Indiana partnership (“WPG L.P.” and together with SPG, SPG L.P. and WPG, each a “Party” and collectively, the “Parties”).

WHEREAS, the board of directors of SPG has determined that it is in the best interests of SPG and its shareholders to create a new publicly traded company which shall operate the WPG Business;

WHEREAS, in furtherance of the foregoing, the board of directors of SPG has determined that it is appropriate and desirable to separate the WPG Business from the SPG Business (the “Separation”);

WHEREAS, in furtherance of the foregoing, the Parties have entered into a Separation and Distribution Agreement, dated as of       , 2014 (the “Separation Agreement”), and have entered or will enter into other Transaction Documents that will govern certain matters relating to the Distribution and the relationship of SPG, WPG and their respective Affiliates prior to and following the Distribution Date; and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating assets, liabilities and responsibilities with respect to certain human resources, employee compensation and benefits matters between them to the extent not provided in, or varying from, the Separation Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  The following terms shall have the following meanings:

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  It is expressly agreed that, prior to, at and after the Effective Time, for purposes of the Transaction Documents (a) no member of the WPG Group shall be deemed to be an Affiliate of any member of the SPG Group and (b) no member of the SPG Group shall be deemed to be an Affiliate of any member of the WPG Group.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, operating partnership unit, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, paid time-off, disability or accident insurance plan, program, arrangement, agreement or commitment, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar state group health plan continuation Law, together with all regulations and proposed regulations promulgated thereunder, including any amendments or other modifications of such Laws and regulations that may be made from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Distribution” shall have the meaning set forth in the recitals to the Separation Agreement.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the SPG Board in its sole and absolute discretion.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee” means any individual who is a full or part-time common law employee of the applicable entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” has the meaning ascribed thereto in the Separation Agreement.

“Former Employee” means any former Employee of SPG or an Affiliate of SPG or of WPG or an Affiliate of WPG, as of immediately prior to the Effective Time, whether having last been employed by a member of the SPG Group or a member of the WPG Group, including retired and other inactive terminated Employees.  For clarification purposes, former Employees who are on long-term disability leave as of the Effective Time shall be considered Former Employees for purposes of this Agreement.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the WPG Group or the SPG Group, as the context requires.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall have the meaning ascribed thereto in the Separation Agreement.

“Parties” has the meaning ascribed thereto in the preamble to this Agreement.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Separation” has the meaning ascribed thereto in the recitals to this Agreement.

“Separation Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“SPG 401(k) Plan” means the Simon Property Group & Adopting Entities Matching Savings Plan.

“SPG Annual Bonus Plans” has the meaning ascribed thereto in Section 6.1 of this Agreement.

“SPG Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by SPG or any of its Affiliates.

“SPG Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the WPG Business.

“SPG Common Share” shall mean a common share, par value of $0.0001 per share, of SPG.

“SPG Equity Plan” means the Simon Property Group, L.P. Amended and Restated 1998 Stock Incentive Plan.

“SPG Group” means SPG and each Person that is a Subsidiary of SPG (other than any member of the WPG Group).

“SPG Group Employee” means any person who, immediately following the Effective Time, is an Employee of any member of the SPG Group, including any such Employee who is on an approved leave at such time.

“SPG Participant” means any SPG Group Employee or Former Employee and who is, at any time prior to, on, or after the Effective Time, a participant in the applicable SPG Benefit Plan or is a beneficiary, dependent or alternate payee of such a participant.

“SPG Severance Benefits Program” means the SPG severance program which covers employees of the WPG Group immediately prior to the Effective Time.

“SPG Share Fund” means the fund under the SPG 401(k) Plan which provides for investment in SPG Common Shares.

“SPG Welfare Plans” has the meaning ascribed thereto in Section 4.1(a) of this Agreement.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests, or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Transaction Documents” means all agreements entered into by the Parties or the members of their respective Groups (but as to which no third party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including this Agreement, the Separation Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Property Management Agreements, the Property Development Agreement and the Transfer Documents, as such terms are defined in the Separation Agreement (if not defined in this Agreement).

“Transfer Period” has the meaning ascribed thereto in Section 3.1(c) of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between SPG and WPG or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by the Separation Agreement.

“U.S.” means the United States of America.

“Welfare Plan” means a plan that provides for health, welfare or other insurance benefits (within the meaning of Section 3(1) of ERISA).

“WPG” has the meaning ascribed thereto in the preamble to this Agreement.

“WPG 401(k) Plan” has the meaning ascribed thereto in Section 3.1(a) of this Agreement.

“WPG Annual Bonus Plan” has the meaning ascribed thereto in Section 6.1 of this Agreement.

“WPG Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by a member of the WPG Group after the Effective Time, but excluding any SPG Benefit Plan.

“WPG Business” shall mean the business, operations and activities of the SPG Group relating to the WPG Properties as defined in the Separation Agreement as conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries.

“WPG Common Share” shall mean a share of common stock, par value $0.0001 per share, of WPG.

“WPG Equity Plan” has the meaning ascribed thereto in Section 5.1 of this Agreement.

“WPG Group” shall mean (a) prior to the Effective Time, WPG and each Person that will be a Subsidiary of WPG as of immediately after the Effective Time, including the Transferred Entities (as defined in the Separation Agreement), even if, prior to the Effective Time, such Person is not a Subsidiary of WPG; and (b) on and after the Effective Time, WPG and each Person that is a Subsidiary of WPG.

“WPG Group Employee” means any person who, immediately following the Effective Time, is an Employee of any member of the WPG Group, including any such Employee who is on an approved leave at such time other than long-term disability leave.

“WPG Participant” means any WPG Group Employee who was, prior to the Effective Time, a participant in the applicable SPG Benefit Plan or is, after the Effective Time, a participant in the applicable WPG Benefit Plan, or is a beneficiary, dependent or alternate payee of such a participant.

“WPG Share Fund” has the meaning ascribed thereto in Section 3.1(c).

“WPG Welfare Plans” means Welfare Plans which are maintained or contributed to by a member of the WPG Group, but excluding the SPG Welfare Plans.

ARTICLE II
EMPLOYMENT GENERALLY

2.1                               Continuation of Employment.  Except as otherwise provided on Schedule 2.1 of this Agreement or as required by applicable local Law, SPG and its Affiliates shall take all actions necessary to ensure that, as of immediately prior to the Effective Time, (i) all Employees intended by the Parties to be WPG Group Employees are employed by a member of the WPG Group and (ii) all Employees intended by the Parties to be SPG Group Employees are employed by a member of the SPG Group.

2.2                               Service Recognition.  WPG shall give, or shall cause its Affiliates to give, each WPG Group Employee full credit for all purposes under any WPG Benefit Plan for such WPG Group Employee’s service with SPG or any of its Affiliates prior to the Effective Time to the same extent such service was recognized by the corresponding SPG Benefit Plan immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits or as otherwise provided by applicable local Law.

2.3                               No Separation From Service or Termination of Employment.  The Distribution and the assignment, transfer, or continuation of employment of any Employee of SPG or any of its Affiliates in connection therewith (including in accordance with Section 2.1 hereof) shall not be deemed a separation from service or termination of employment entitling such Employee to be eligible to participate in, or to receive payment of, severance or other termination payments or benefits under any applicable Law, SPG Benefit Plan or WPG Benefit Plan provided, however, that any Employee of SPG or any of its Affiliates whose employment is not intended to be continued by SPG or any of its Affiliates following the Effective Time and is not assigned to a member of the WPG Group, and whose employment is involuntarily terminated by SPG as of the Effective Time, shall be deemed to have incurred a separation from service and shall be eligible to receive severance and benefits as set forth in Section 6.2 of this Agreement.

2.4                               Former Employees .  WPG shall have no liability with respect to Former Employees, if any, as of the Effective Time. SPG shall retain liability, if any, with respect to Former Employees.

ARTICLE III
RETIREMENT PLANS

3.1                               The SPG 401(k) Plan and WPG 401(k) Plan.

(a)                                 Establishment of Plan and Trust.  WPG or one of its Affiliates shall adopt a retirement plan and related trust which are qualified and tax-exempt pursuant to Code Sections 401(a) and 501(a), respectively, and which is intended to meet the requirements of Code Section 401(k) (the “WPG 401(k) Plan”), and any trust agreement or other plan documents reasonably necessary in connection therewith, and shall cause a trustee to be appointed for the WPG 401(k) Plan.  Such actions shall be completed prior to, or as soon as reasonably practicable following, the Effective Time.

(b)                                 Assumption of Liabilities Transfer of Assets.  As soon as practicable after the Effective Time and subject to completion of the Transfer Period, and subject to Section 3.1(c) and Applicable Law:  (i) SPG shall cause the accounts (including any outstanding loan balances) of each WPG Employee in the SPG 401(k) Plan to be transferred to the WPG 401(k) Plan and its related trust; (ii) the WPG 401(k) Plan shall assume and be solely responsible for all Liabilities under the WPG 401(k) Plan relating to the accounts that are so transferred as of and following the time of such transfer; and (iii) WPG shall cause such transferred accounts to be accepted by the WPG 401(k) Plan and its related trust and shall cause the WPG 401(k) Plan to satisfy all protected benefit requirements under the Code and applicable Law with respect to the transferred accounts.  Such transfer shall be made in (i) cash but, other than as set forth in Section 3.1(c), only to the extent it is not practicable to transfer in kind (as determined by the administrator of the SPG 401(k) Plan) and (ii) promissory notes evidencing the transfer of outstanding loans.

(c)                                  Employer Securities.  The SPG 401(k) Plan will provide, effective as of the Effective Time:  (i) for the establishment of a share fund for WPG Common Shares (the “WPG Share Fund”); and (ii) that the WPG Share Fund shall receive a transfer of and hold all WPG Common Shares distributed in connection with the Distribution in respect of SPG Common Shares held in the SPG Share Fund.  Each WPG Group Employee participating in the SPG 401(k) Plan will be prohibited from allocating contributions to, or transferring funds into, the SPG Share Fund and WPG Share Fund on and following the Distribution Date, and shall have a period of at least 10 business days following the Distribution Date, as determined by the administrator of the SPG 401(k) Plan (the “Transfer Period”), to transfer amounts invested in such funds to any other investment fund offered under the SPG 401(k) Plan.  As soon as practicable following the completion of the Transfer Period and prior to the transfer of assets described in Section 3.1(b), to the extent amounts remain invested on behalf of a WPG Group Employee in the SPG Share Fund and/or WPG Share Fund, such invested amounts shall be

(i) liquidated to cash, (ii) transferred in cash to the WPG 401(k) Plan in accordance with Section 3.1(b), and (iii) invested on behalf of such employee in a target date fund based on the age of such employee at the time of such transfer, in accordance with such procedures as are determined by the administrator of the WPG 401(k) Plan.

(d)                                 Contributions Under the SPG 401(k) Plan as of the Effective Time.  All employer contributions, including employee deferrals, matching contributions (including any true-up contributions, if applicable), profit-sharing contributions, and employer non-elective contributions, accrued by WPG Participants under the SPG 401(k) Plan through the Effective Time, determined in accordance with the terms and provisions of the SPG 401(k) Plan, ERISA and the Code, and based on all service performed and compensation accrued through the Effective Time, shall be deposited by SPG to the SPG 401(k) Plan and allocated to the SPG 401(k) Plan accounts of the proper WPG Participants prior to the Effective Time.

3.2                               Reservation of Rights.  Except as provided in Section 3.1, the Parties hereby acknowledge that nothing in this Article III shall be construed to require (a) SPG or any of its Affiliates to continue the SPG 401(k) Plan before or after the Effective Time, and (b) WPG or any of its Affiliates to continue the WPG 401(k) Plan after the Effective Time following its establishment and receipt of the asset and liability transfer described in Section 3.1.  The Parties agree that (i) SPG reserves the right, in its sole discretion, to amend or terminate the SPG 401(k) Plan at any time following the date of this Agreement in accordance with its terms and applicable Law, and (ii) WPG reserves the right, in its sole discretion, to amend or terminate the WPG 401(k) Plan at any time following the date of this Agreement in accordance with its terms and applicable Law; provided that no such amendment to either the SPG 401(k) Plan or the WPG 401(k) Plan shall prevent the actions described in Section 3.1.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.1                               WPG Health and Welfare Plans.

(a)                                 Cessation of Participation in SPG Health and Welfare Plans.  No later than the Effective Time, WPG (acting directly or through its Affiliates) shall establish the WPG Welfare Plans, which shall generally correspond to the SPG health and welfare plans in which WPG Group Employees participate immediately prior to the Effective Time (“SPG Welfare Plans”).  WPG shall cause WPG Group Employees and their covered dependents who participate in SPG Welfare Plans immediately prior to the Effective Time to be automatically enrolled as of the Effective Time in WPG Welfare Plans corresponding to the SPG Welfare Plans in which the WPG Employee or his or her covered dependents, if any, participated immediately before the Effective Time; provided that, with respect to flexible spending accounts, if automatic enrollment is not possible, WPG Group Employees shall be eligible to elect coverage as of or as soon as reasonably practicable following the Effective Time under each WPG Welfare Plan which is a flexible spending account plan and which corresponds to an SPG Welfare Plan which is a flexible spending account plan.

(b)                                 Allocation of Health and Welfare Plan Liabilities.  All outstanding Liabilities relating to, arising out of, or resulting from health and welfare claims incurred by or on behalf of WPG Employees or their covered dependents under the SPG Welfare Plans on or before the Effective Time, including claims incurred but not reported, shall be retained by SPG.

(c)                                  Waiver of Conditions.  To the extent permitted by applicable Law and the terms of the applicable WPG Welfare Plan, WPG (acting directly or through its Affiliates) shall cause the WPG Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any WPG Group Employee, other than limitations that were in effect with respect to the WPG Group Employee under the corresponding SPG Welfare Plan immediately prior to the Effective Time, and (ii) waive any waiting period limitation or evidence of insurability requirement applicable to a WPG Group Employee other than limitations or requirements that were in effect with respect to such WPG Group Employee under the corresponding SPG Welfare Plan immediately prior to the Effective Time.  Such waivers described in clauses (i) and (ii) of the foregoing sentence, with respect to the WPG Welfare Plans, shall apply to initial enrollment effective immediately following the Effective Time.  Following the initial enrollment, pre-existing condition limitations, exclusions, and services conditions under the WPG Welfare Plans shall apply only to the extent allowable under HIPAA.

(d)                                 Deductibles, Etc.  To the extent permitted by applicable Law and the terms of the applicable WPG Welfare Plan, expenses incurred by any WPG Group Employee and credited during the year which includes the Distribution Date for purposes of calculating deductibles, co-payments and out-of-pocket maximums under an SPG Welfare Plan shall be taken into account as if such expense had been incurred under the corresponding WPG Welfare Plan.

4.2                               COBRA and HIPAA Compliance.  SPG shall continue to be responsible for compliance with the health care continuation requirements of COBRA (including the requirements under the American Recovery and Reinvestment Act), the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the SPG Welfare Plans with respect to any WPG Group Employees or any of their covered dependents who incur a qualifying event or loss of coverage under COBRA at or before the Effective Time (including as a result of the Separation and Distribution).  WPG shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the WPG Welfare Plans, with respect to any WPG Group Employees or any of their covered dependents who incur a qualifying event or loss of coverage under the WPG Welfare Plans after the Effective Time.

4.3                               Time-Off Benefits.  WPG shall credit each WPG Group Employee immediately following the Effective Time with the amount of accrued but unused paid time-off as such WPG Group Employee had under the applicable SPG paid time-off policy immediately prior to the Effective Time.

4.4                               Incurred Claim Definition.  For purposes of this Article IV, a claim or Liability is deemed to be incurred:  (a) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (b) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (c) with respect to disability benefits, upon the date of an Employee’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (d) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

4.5                               Workers Compensation.  The ownership and administration of workers compensation insurance shall be governed by Section 5.1 of the Separation Agreement regarding insurance matters.  For the avoidance of doubt, nothing in this Agreement shall be interpreted to allocate between the Parties the claims and Liabilities under any workers compensation insurance policies.

4.6                               Reservation of Rights.  WPG shall maintain Welfare Plans that are substantially comparable in the aggregate to the SPG Welfare Plans in effect immediately prior to the Effective Time for the period commencing as of Effective Time through December 31, 2014.  The Parties hereby acknowledge and agree that nothing in this Article IV shall be construed to require (a) SPG or any of its Affiliates to continue any SPG Benefit Plan before or after the Effective Time, or (b) WPG or any of its Affiliates to continue any WPG Benefit Plan before or after the Effective Time, in each case, except as set forth in Article VI and this Section 4.6.  Each of SPG and WPG reserves the right, in its sole discretion, to amend or terminate any SPG Benefit Plan and any WPG Benefit Plan, respectively, at any time after the date of this Agreement, to the extent permitted or required under the terms of the applicable SPG Benefit Plan, WPG Benefit Plan or applicable Law; provided that no such amendment or termination shall prevent the actions described in Article IV.

ARTICLE V
EQUITY PLANS

5.1                               Establishment of WPG Equity Plan.  As of or prior to the Effective Time, WPG shall adopt an equity compensation plan (the “WPG Equity Plan”) pursuant to which equity awards may be granted to WPG Group Employees.  The WPG Equity Plan shall provide for the same types of awards as the SPG Equity Plan.  SPG and WPG shall take all actions as may be necessary or advisable to adopt and obtain shareholder and/or board of directors approval of the WPG Equity Plan (and the awards in respect of WPG Common Shares thereunder) in order to satisfy the requirement of Rule 16b-3 under the Exchange Act, and the applicable rules and regulations of any applicable exchange on which WPG Common Shares will be traded.  The WPG Equity Plan shall be approved prior to the Effective Time by SPG as WPG’s sole shareholder.

5.2                               Liabilities for Settlement of Awards.  SPG shall be responsible for all Liabilities associated with awards made under the SPG Equity Plan, including without limitation such awards made to WPG Group Employees.  WPG shall be responsible for all Liabilities associated with awards made under the WPG Equity Plan.

ARTICLE VI
ADDITIONAL COMPENSATION MATTERS; SEVERANCE

6.1                               Annual Cash Incentive Awards. Immediately prior to the Effective Time, WPG Group Employees shall cease participating in each SPG annual bonus plan or policy (“SPG Annual Bonus Plans”) and, as of the Effective Time, there shall be an accrual on the financial statements of WPG equal to the amount accrued by SPG on its financial statements for the portion of the calendar year ending immediately prior to the Effective Time for WPG Group Employees under such plans as appropriate based on the results achieved to date and the forecasted achievement of applicable annual targets.  As of the Effective Time, (i) WPG shall establish annual bonus plans or policies (“WPG Annual Bonus Plans”) substantially similar to the SPG Bonus Plans in effect immediately prior to the Effective Time which shall provide annual incentive bonuses for the entire calendar year in which occurs the Effective Time and (ii) WPG Group Employees who were eligible to participate in the SPG Bonus Plans shall be eligible to participate in the WPG Bonus Plans.  WPG shall be solely responsible for funding, paying and discharging all obligations under the WPG Annual Bonus Plans and SPG shall have no liability with respect to annual bonuses to be paid to WPG group employees with respect to the calendar year in which occurs the Effective Time.

6.2                               Assumption of Severance Liabilities.

(a)                                 Severance Liabilities.  WPG Group Employees who are terminated in connection with the Distribution prior to, on, or within eighteen (18) months following, the Effective Time shall be entitled to receive severance benefits that are no less favorable than the severance benefits provided under the terms of the SPG Severance Benefits Program in effect as of the applicable termination of employment or, if earlier, the Effective Time; provided, however, that such severance benefits shall not result in the duplication of benefits.  WPG shall adopt a severance program that has terms substantially similar to the SPG Severance Benefits Program as in effect as of the Effective Time.

(b)                                 Severance Agreements.  In the event any WPG Group Employee who is a salaried employee is eligible for severance benefits on account of a termination of employment within eighteen (18) months following the Effective Time, unless agreed otherwise by the Chief Human Resources Officers of WPG and SPG and such employee, WPG shall require such employee, as a condition of receiving severance benefits, to agree in writing to a release of existing claims and confidentiality and noncompete provisions in favor of WPG and SPG, in substantially the form of the Separation Agreement and Release and Confidentiality and Non-Compete Letter Agreement attached as Exhibit A hereto.

6.3                               Code Section 409A.  Notwithstanding anything to the contrary herein, if any of the provisions of this Agreement would result in imposition of taxes and/or penalties under Section 409A of the Code, SPG and WPG shall cooperate in good faith to modify the applicable provision so that such taxes and/or penalties do not apply in order to comply with the provisions of Section 409A of the Code, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions.

6.4                               Reservation of Rights.  The Parties hereby acknowledge that, except for the obligations described in this Article VI, nothing in this Article VI shall be construed to require either SPG or WPG (and their respective Affiliates) to continue any cash incentive awards program, deferred compensation plan, or severance plan after the Effective Time.  The Parties agree that each of SPG and WPG reserves the right, in its sole discretion, to amend or terminate any cash incentive awards program, deferred compensation plan, or severance plan maintained by the SPG Group or the WPG Group, respectively, at any time after the Effective Time to the extent permitted under the terms of the applicable cash incentive awards program, deferred compensation plan, or severance plan and applicable Law; provided that no such amendment shall prevent the actions described in this Article VI.

ARTICLE VII
GENERAL AND ADMINISTRATIVE

7.1                               Non-Termination of Employment; No Third-Party Beneficiaries.  Except as expressly provided for in this Agreement or the Separation Agreement, no provision of this Agreement or any of the other Transaction Documents shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any SPG Group Employee, WPG Group Employee or any Former Employee, or future Employee of SPG or any of its Affiliates or WPG or any of its Affiliates under any SPG Benefit Plan or WPG Benefit Plan or otherwise, nor shall any such provision be construed as an amendment to any employee benefit plan or other employee compensatory or benefit arrangement.  Furthermore, nothing in this Agreement is intended to confer upon any Employee or Former Employee any right to continued employment, any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will.”

7.2                               Beneficiary Designation/Release of Information/Right to Reimbursement.  To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information (as defined in the Separation Agreement) and rights to reimbursement made by or relating to WPG Participants under SPG Benefit Plans shall be transferred to and be in full force and effect under the corresponding WPG Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant WPG Participant.

7.3                               Not a Change in Control.  The Parties acknowledge and agree that the transactions contemplated by the Separation Agreement and this Agreement do not constitute a “change in control” for purposes of any SPG Benefit Plan or WPG Benefit Plan.

ARTICLE VIII
MISCELLANEOUS

8.1                               Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained therein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

8.2                               Affiliates.  Each of SPG and WPG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their respective Affiliates.

8.3                               Corporate Power.  SPG represents on behalf of itself and on behalf of other members of the SPG Group, and WPG represents on behalf of itself and on behalf of other members of the WPG Group, as follows:

(a)                                 each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(b)                                 this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

8.4                               Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana irrespective of the choice of laws principles of the State of Indiana including all matters of validity, construction, effect, enforceability, performance and remedies.

8.5                               Survival of Covenants.  Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive each of the transactions described in the Plan of Reorganization (as defined in the Separation Agreement) and the Distribution and shall remain in full force and effect.

8.6                               Force Majeure.  No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any other Transaction Document for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under the Transaction Documents, as applicable, as soon as reasonably practicable.

8.7                               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.7):

If to SPG Property, to:

Simon Property Group, Inc.
225 West Washington Street, 14th Floor
Indianapolis, Indiana 46204
Attention:	General Counsel
Facsimile:	(317) 685-7377

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Karessa L. Cain
Facsimile:	(212) 403-2000

if to WPG:

Washington Prime Group Inc.
7315 Wisconsin Avenue — 5th Floor
Bethesda, Maryland 20814
Attention:	General Counsel
Facsimile:

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Karessa L. Cain
Facsimile:	(212) 403-2000

8.8                               Termination.  Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of SPG without the prior approval of any Person, including WPG.  In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

8.9                               Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties

8.10                        Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules hereto) and the applicable provisions of the Separation Agreement together constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

8.11                        Indemnification; Dispute Resolutions.  Article IV of the Separation Agreement governs the Parties’ indemnification rights and obligations and Article VII of the Separation Agreement governs the resolution of any dispute between the Parties.

8.12                        Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that SPG may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of SPG; provided, however, that, in each case, no such assignment shall release SPG from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization (as defined in the Separation Agreement).  Except as provided in Article IV of the Separation Agreement with respect to Indemnified Parties (as defined in the Separation Agreement), this Agreement is for the sole benefit of the Parties and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.13                        Public Announcements.  From and after the Effective Time, SPG and WPG shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

8.14                        Specific Performance.  Subject to the provisions of Article VII of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

8.15                        Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.16                        Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) unless the context requires otherwise, references to “Party” shall mean SPG or WPG, as appropriate, and references to “Parties” shall mean SPG and WPG, (ix) provisions shall apply, when appropriate, to successive events and transactions, (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (xi) SPG and WPG have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xii) a reference to any Person includes such Person’s successors and permitted assigns.

8.17                        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SIMON PROPERTY GROUP, INC,

By:
Name:
Title:

SIMON PROPERTY GROUP, L.P. a Delaware limited partnership

	By:	Simon Property Group, Inc., a Delaware corporation, its general partner

By:
Name:
Title:

WASHINGTON PRIME GROUP INC.

By:
Name:
Title:

WASHINGTON PRIME GROUP, L.P.,
an Indiana limited partnership

	By:	Washington Prime Group Inc., an Indiana corporation, its general partner

By:
Name:
Title:

Exhibit A

, 2014

SEPARATION AGREEMENT AND GENERAL RELEASE

1.                                      The parties to this Separation Agreement and General Release (“General Release”) are «PayrollCo» (“«PayrollAbbreviation»“), and «EmployeeName» (“Employee”).  This General Release is privately negotiated and entered into on an individual basis.

2.                                      «PayrollAbbreviation» advises Employee of «His_Her» right to consult with an attorney before signing this General Release.  Employee agrees that «He_She» has had a reasonable opportunity to consult legal counsel regarding this General Release, and has been given at least 21 days to review, consider and sign it.  Employee also acknowledges that «He_She» is responsible for all fees and costs for «His_Her» attorney’s review of this General Release.

3.                                      Employee has carefully read this General Release, knows its contents and signs it voluntarily with a full understanding of its significance, intending to be bound by its terms.

4.                                      Employee agrees «His_Her» last day of employment with «PayrollAbbreviation» is or was «TerminationDate» (“Termination Date”).  To the extent «He_She» has not done so, Employee agrees promptly to return to «PayrollAbbreviation» all of its property in «His_Her» possession.

5.                                      As consideration for the promises in this General Release and the Confidentiality and Non-Compete Letter Agreement signed contemporaneously herewith and incorporated herein by reference, «PayrollAbbreviation» agrees to pay Employee a lump sum cash benefit of                                      Dollars ($«SeveranceAmount»), less applicable taxes and withholdings, as soon as practicable after the Termination Date.

6.                                      In consideration of the payment described in Paragraph 5, Employee on behalf of «Him_Her»self and «His_Her» heirs, successors and assigns, releases and forever discharges «PayrollAbbreviation», Washington Property Group Inc., an Indiana corporation, and Washington Property Group, L.P., an Indiana limited partnership, Simon Property Group, L.P., a Delaware limited partnership, Simon Property Group, Inc., a Delaware corporation, and each and every one of their predecessors, successors, partners, assigns, divisions, parents, related or affiliated companies, and all of their respective employee benefit plans, officers, directors, shareholders, members, employees and agents, including but not limited to any and all management and supervisory employees (hereinafter, collectively the “Released Parties”) from all causes of action, claims, demands, costs and expenses for damages, known or unknown, on any grounds whatsoever that arose or could have arisen as of the date Employee signs this General Release, including but not limited to any claim on account of or related to «His_Her» employment and/or termination of employment with «PayrollAbbreviation» and/or its predecessors or related entities, any claim of discrimination on any basis (including race, color, national origin, religion, sex, age, disability or handicap), arising under any federal, state or local statute, ordinance, order or law, including Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans with Disabilities Act, any claim that the Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of Employee’s employment, and any claim for promissory estoppel, wrongful or constructive discharge.  This General Release shall not include or extend to:  any claim that cannot be released or waived as a matter of law; any claim for or right to vested benefits under any retirement, stock or employee benefit plan; any right to enforce this General Release; and any claims based on acts or events occurring after Employee signs this General Release.  Nothing in this General Release prevents a challenge to its validity or prohibits the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.

7.                                      Employee acknowledges that the payment described in Paragraph 5 is in exchange for «His_Her» promises in this General Release and Confidentiality and Non-Compete Letter Agreement and that said payment is not otherwise available under the policies, plans or programs of «PayrollAbbreviation» or related entities.  Employee further agrees that neither such payment nor this General Release is an admission by any of the Released Parties of any liability or violation of any law or regulation.  «PayrollAbbreviation» specifically denies any such liability or violation.

8.                                      Employee agrees that «He_She» has not disclosed and shall not disclose the provisions, terms and conditions of this General Release and/or the Confidentiality and Non-Compete Letter Agreement, which are and shall remain confidential, to any person not a party hereto under any circumstances, except Employee’s counsel or as otherwise required by law.  Employee agrees to keep confidential and refrain from disclosing any non-public information about Washington Prime Group, Simon Property Group, Inc. and their respective affiliates, partners, officers, directors, employees and agents that she obtained through «His_Her» employment, or any of its or their past or present business operations.  Employee also agrees to refrain from making critical or disparaging statements regarding the past or present business practices of Washington Prime Group, Simon Property Group, Inc. and their respective affiliates, partners, officers, directors, employees and agents.

9.                                      Employee agrees that no promises have been made to «Him_Her» relating to the subject matter of this General Release except those herein.  This General Release supersedes all prior agreements between the parties and contains the entire understanding of the parties on such subject matter.  This General Release may only be amended or modified through a writing signed by both parties.

10.                               Employee may revoke and cancel this General Release in writing at any time within seven days after its execution by providing written notice of revocation to «Signer» whose address is provided below.  If Employee does so revoke, this General Release will be null and void, and «PayrollAbbreviation» shall have no obligation to make the payment described in Paragraph 5.  This General Release shall not become effective and enforceable until after expiration of this seven-day revocation period.  After such time, if there has been no revocation, the General Release shall be irrevocable, fully effective and enforceable.

11.                               The terms and provisions of this General Release shall be governed in accordance with the laws of the State of Indiana, and any cause of action regarding this General Release shall be brought in a state or federal court in Indiana.  Except for the release of claims in Paragraph 6, if any provision of this General Release is declared invalid or unenforceable, the remaining portions shall not be affected and the unenforceable provision shall be deemed not a part of this General Release.

IN WITNESS WHEREOF, «PayrollCo» and the undersigned, «EmployeeName», have executed this Separation Agreement and General Release on the dates set forth below.

«PayrollCo»
[Put complete signature block]

By:	Date:
«Signer»
«SignerTitle»
Washington Prime Group Inc.
7315 Wisconsin Avenue, 5th Floor
Bethesda, Maryland 20814

«EmployeeName»

By:	Date:
Signature

Confidentiality and Non-Compete Letter Agreement

Washington Prime Group Inc.

7315 Wisconsin Avenue, 5th Floor

Bethesda, Maryland  20814

Ladies and Gentlemen:

In connection with my separation from employment with Washington Prime Group Inc. and/or its related entities, including «PayrollCo», (collectively referred to as “WPG”), and in consideration of the severance payments and other valuable benefits received by me from WPG as more fully described in the Confidential Separation Agreement and General Release (“General Release”), I hereby acknowledge and agree as follows:

1.              I agree to keep confidential and refrain from disclosing any trade secrets, confidential or other non-public information about WPG (and its predecessors including Simon Property Group, Inc. and/or its related entities (collectively, “SPG”)) that I obtained through my employment, or any of its or their past or present business operations.  I also agree to refrain from making critical or disparaging statements regarding the past or present business practices of WPG or its affiliates (and their respective predecessors, including SPG).

2.              I agree not to solicit (or attempt to influence, persuade and otherwise assist) the employees, customers, clients, suppliers or other business contacts of WPG or SPG to take any action that would have a material adverse economic effect on WPG or SPG or any of the operating assets owned or managed by WPG or SPG.

3.              I further agree that until <<DATE>>, I will not accept employment or perform consulting work in the commercial retail real estate industry that competes with the business interests of WPG or SPG or would have a material adverse economic effect on WPG or SPG or any of the operating assets owned or managed by WPG or SPG as of my Separation Date; provided, however, that this restriction is not intended, and shall not be construed, to prohibit or restrict me from undertaking or engaging in any employment or business activity outside of the commercial retail real estate industry that does not compete with WPG or SPG or would not have a direct material adverse economic effect on WPG or SPG or any of the operating assets owned or managed by WPG or SPG or its affiliates as of my Separation Date.

4.              I agree that I will not solicit for hire or assist in any way in the soliciting for hire of any individuals who are actively employed by WPG or SPG, or any individual who has voluntarily resigned their employment with WPG or SPG.

5.              At WPG’s request, I agree to cooperate and consult with WPG and SPG and where necessary, testify on behalf of WPG or SPG, in connection with any litigated or non-litigated matters with which I may have relevant knowledge.

6.              I agree to keep the terms and conditions of my agreements with WPG and SPG concerning my separation from employment confidential at all times and to discuss them only with my attorney, tax-preparer or as required by law.  I agree and understand that this letter is incorporated by reference in, and is a part of, my confidential Separation Agreement and General Release.

7.              I acknowledge that I have a continuing legal and ethical obligation to protect WPG and SPG’s confidential and proprietary information and will continue to abide by all applicable company policies, including, but not limited to, the WPG code of business conduct as well as internet and computer usage policies.

8.              I hereby state that I have knowingly and willingly signed and delivered this letter to WPG and it is binding and enforceable.  I have had an opportunity to ask questions and, prior to signing and delivering this letter, have had any and all such questions answered to my satisfaction.

I have delivered a signed original of this letter to an authorized representative of WPG.  I have retained a copy of this letter for my personal files.

Signed,

Signature

«EmployeeName»
Dated:

Acknowledged and Agreed:

By: